UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

September 3, 2025
Date of report (Date of earliest event reported)

GREENLIGHT CAPITAL RE, LTD.
(Exact name of registrant as specified in charter)

Cayman Islands	001-33493	N/A
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification no.)
65 Market Street
Suite 1207, Jasmine Court
P.O. Box 31110
Camana Bay
Grand Cayman
Cayman Islands		KY1-1205
(Address of principal executive offices)		(Zip code)
(205) 291-3440
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Ordinary Shares	GLRE	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement

1.CIBC Revolving Credit Facility

On September 3, 2025, Greenlight Capital Re, Ltd. (the “Company”) entered into a First Amendment to Credit Agreement (the “Amendment”), which amended the Credit Agreement dated June 16, 2023 among the Company, the subsidiaries as guarantors, the financial institutions from time to time as lenders, and CIBC Bank USA (“CIBC”) as administrative agent (as amended or otherwise modified prior to the effective date of the Amendment, the "Existing Credit Agreement", and as further amended by the Amendment, the “Amended Credit Agreement”).

The Amended Credit Agreement provides for a $50 million revolving credit facility (the “Revolving Credit Facility”), proceeds which were used to refinance in full the Company’s term loan facility under the Existing Credit Agreement (the “Refinancing”). Prior to, and in connection with, the Refinancing, the Company reduced its outstanding loans under the Existing Credit Agreement from approximately $59 million to $50 million, which was refinanced pursuant to the Refinancing.

The Revolving Credit Facility matures on September 3, 2030.

Outstanding loans under the Revolving Credit Facility will accrue interest at a rate equal to Term SOFR plus 3.25% per annum.

The obligations of the Company under the Amended Credit Agreement are guaranteed by substantially all of the Company’s subsidiaries, other than the Company’s regulated insurance subsidiaries, Greenlight Re Corporate Member Ltd. and Greenlight Re Ireland Services Limited. The obligations of the Company under the Amended Credit Agreement are secured by a first-priority lien on a collateral account with a minimum cash balance of $10 million which is held with CIBC.

The Amended Credit Agreement contains customary conditions, representations and warranties, affirmative and negative covenants and events of default. The covenants include certain financial covenants requiring the Company to maintain compliance with (i) a quarterly maximum net debt to capital and surplus ratio covenant set at 15% and (ii) an annual minimum capital and surplus to prescribed capital requirement ratio covenant set at (a) with respect to Greenlight Reinsurance, Ltd., 137% and (b) with respect to Greenlight Reinsurance Ireland, dac, 105%.

There is no material relationship between the Company or any of its subsidiaries or affiliates and CIBC, other than in respect of the Amended Credit Agreement and certain commercial banking and lending relationships, all of which have been entered into in the ordinary course of business.

2.Citibank Letter of Credit Facility

On September 9, 2025, Greenlight Reinsurance, Ltd. (“Greenlight”), a direct subsidiary of the Company, entered into an uncommitted and unsecured £50 million letter of credit facility arrangement (the "LC Facility") with Citibank Europe plc (“Citibank”) to support the continued growth of Greenlight’s Funds at Lloyd's business.

The LC Facility will be used by Greenlight to provide Funds at Lloyd's to support Greenlight’s participation on third- party Lloyd’s Syndicates as well as Greenlight Innovation Syndicate 3456.

The letter of credit issued under the LC Facility may be terminated by Citibank delivering a termination notice to Lloyd’s (with notice to Greenlight) specifying the final expiration date; provided that in no event will the final expiration date be earlier than December 31st of the fourth anniversary of the date of such termination notice.

The obligations of Greenlight under the LC Facility are guaranteed by the Company.

The LC Facility and other transaction documents contain customary conditions, representations and warranties and covenants.

General

The foregoing description of the Amendment and the LC Facility (collectively, the “Documents”) and the transactions contemplated thereby does not purport to be complete and is qualified, in its entirety, by reference to the full text of the Documents, copies of which will be filed as exhibits to the Company's Quarterly Report on Form 10-Q for the quarter ending September 30, 2025.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth in Item 1.01 above is incorporated into this Item 2.03 insofar as it relates to the creation of a direct financial obligation.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description of Exhibit
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREENLIGHT CAPITAL RE, LTD.
(Registrant)

By:	/s/ Faramarz Romer
Name:	Faramarz Romer
Title:	Chief Financial Officer
Date:	September 9, 2025